Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                         BARRETT BUSINESS SERVICES, INC.
             (Exact name of registrant as specified in its charter)

               Maryland                                   52-0812977
    (State or other jurisdiction of            (IRS Employer Identification No.)
    incorporation or organization)

                            4724 S.W. Macadam Avenue
                             Portland, Oregon 97201
                            Telephone (503) 220-0988
          (Address and telephone number of principal executive offices)

                               WILLIAM W. SHERERTZ
                                    President
                         BARRETT BUSINESS SERVICES, INC.
                            4724 S.W. Macadam Avenue
                             Portland, Oregon 97201
                            Telephone (503) 220-0988
           (Name, address, and telephone number of agent for service)
                          ----------------------------

                                   Copies to:
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                              111 S.W. Fifth Avenue
                           Portland, Oregon 97204-3699
                              Attn: Mary Ann Frantz
                                 (503) 224-5858
                          ----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.

                          ----------------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------.

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each
Class of                Amount      Proposed Maximum        Proposed
Securities to be         to be      Offering Price Per      Maximum               Amount of
Registered           Registered     Unit(1)                 Aggregate             Registration Fee
                                                            Offering Price(1)
=================== =============== ======================= ===================== ====================
Common Stock,          894,642              $9.875               $8,834,590             $2,607
$.01 par value          shares
=================== =============== ======================= ===================== ====================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on The Nasdaq Stock Market on August 18, 1998.

                          ----------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


        PROSPECTUS

                        BARRETT BUSINESS SERVICES, INC.

                                 894,642 SHARES

                                  COMMON STOCK


        This Prospectus covers 894,642 shares ("Shares") of common stock, $.01 par value per share ("Common Stock"), of Barrett Business Services, Inc. (the "Company"), which may be offered for sale from time to time by the selling stockholders ("Selling Stockholders") identified under "Selling Stockholders" herein. The Company will receive no part of the proceeds of any such sales. All sales commissions and similar expenses related to the sale of the Shares will be paid by the Selling Stockholders. By agreement, costs of registration are being borne by the Company.

        The Shares offered hereby may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Stock Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be deemed to be underwriters' compensation. See "Plan of Distribution."

        The last reported sales price of the Common Stock on the National Market tier of The Nasdaq Stock Market on August --, 1998, was $------ per share. Prospective purchasers should obtain current information regarding the trading price of the Common Stock.


================================================================================
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                The date of this Prospectus is ----------, 1998.

                              AVAILABLE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements, and other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices at 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of these documents can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public on the SEC internet site (http://www.sec.gov).

        The Company has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be read or obtained as described above.

        The Company furnishes Annual Reports to its stockholders that contain financial statements which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

        (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 dated August 20, 1998;

        (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Amendment No. 1 dated August 20, 1998;

        (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

        (4) Current Report on Form 8-K dated April 13, 1998; and

        (5) Current Report on Form 8-K dated June 29, 1998.

        All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO THE CONTROLLER, BARRETT BUSINESS SERVICES, INC., 4724 S.W. MACADAM AVENUE, PORTLAND, OREGON 97201, (503) 220-0988.

                                   THE COMPANY

        Barrett Business Services, Inc. (the "Company"), is a leading human resource management company. The Company provides comprehensive outsourced solutions addressing the costs and complexities of a broad array of employment-related issues for businesses of all sizes. Its range of services and expertise in human resource management encompasses five major categories: payroll processing, employee benefits and administration, workers' compensation coverage, aggressive risk management and workplace safety programs, and human resource administration, which includes functions such as recruiting, interviewing, drug testing, hiring, placement, training, and regulatory compliance. These services are typically provided through a variety of contractual arrangements, as part of either a traditional staffing service or a professional employer organization ("PEO") service. Staffing services include on-demand or short-term staffing assignments, long-term or indefinite-term contract staffing, and comprehensive on-site personnel management responsibilities. In a PEO arrangement, the Company enters into a contract to become a co-employer of the client company's existing workforce and assumes responsibility for some or all of the human resource management responsibilities. The Company provides services to a diverse array of customers through a network of 30 branch offices in Oregon, California, Washington, Maryland, Delaware, Idaho, Michigan, and Arizona. It also has 21 smaller recruiting offices in its general market areas under the direction of a branch office.

        The Company was incorporated in the state of Maryland in 1965. The Company's principal executive offices are located at 4724 S.W. Macadam Avenue, Portland, Oregon 97201, and its telephone number is (503) 220-0988.

                              SELLING STOCKHOLDERS

        The following table sets forth the name of each Selling Stockholder, the amount of Common Stock owned by such Selling Stockholder at August 21, 1998, the number of Shares to be offered by such Selling Stockholder and the amount and percentage of Common Stock to be owned by such Selling Stockholder after completion of the offering assuming all the Shares are sold. The Shares were issued in connection with the Company's acquisition of Western Industrial Management, Inc., and a related company, Catch 55, Inc. (together, "WIMI") on June 29, 1998.

                                                          Common Stock
                                 ---------------------------------------------------------------
                                 Shares Presently         Shares to be        Shares to be Owned
            Name                    Owned (1)             Offered (1)           After Offering
            ----                    ---------             -----------           --------------
Patricia Otahal                       43,962                 43,962                  -0-

Rentschler Family Trust              850,680                850,680                  -0-
Dated January 10, 1994(2)


----------------------------

(1) A total of 89,464 Shares are subject to forfeiture for purposes of settlement of certain contingencies specified in the Acquisition and Merger Agreement dated June 29, 1998, relating to the acquisition of WIMI by the Company, as follows: Ms. Otahal, 4,396 shares; and the Rentschler Family Trust, 85,068 shares. Such risk of forfeiture shall lapse as to a total of 56,004 Shares (62.6 percent of the total shares subject to forfeiture) no later than June 29, 1999.

(2) Shares of Common Stock subject to employee stock options held by Keith N. Rentschler, one of the trustees of the Rentschler Family Trust, are not included in the table.

        None of the Selling Stockholders has had a material relationship with the Company within the past three years, other than in connection with the acquisition of WIMI in an arm's-length transaction, except that Keith N. Rentschler, one of the trustees of the Rentschler Family Trust, has entered into an employment agreement with the Company pursuant to which Mr. Rentschler is employed as an Area Vice President for the Company's Southern California market area and, in connection therewith, has been awarded employee stock options to purchase 50,000 shares of Common Stock at an exercise price of $10.125 per share.

                              PLAN OF DISTRIBUTION

        Beginning November 14, 1998, when certain restrictions arising out of pooling-of-interests accounting lapse, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter market on Nasdaq and upon terms then prevailing or at prices related to the then current market price, in separately negotiated transactions or in a combination of such transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Stockholders may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Stockholders may be deemed to be underwriters of the Shares offered hereby within the meaning of the Securities Act.

        The Company has agreed to keep the registration of the Shares offered hereby effective until the date upon which all of the Shares have been sold or until August --, 2001, whichever is earlier.

        In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. All other expenses incurred in connection with this offering, other than fees of the Selling Stockholders' counsel, if any, will be borne by the Company. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

                                  MISCELLANEOUS

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the Shares in any jurisdiction to any person to whom such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses of registration are being borne by the registrant as follows:

        Registration fee.............................................$ 2,607
        Accounting services............................................5,000*
        Legal services.................................................6,000*
        Miscellaneous................................................. 1,393*
        Total........................................................$15,000*

--------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Indemnification

        Section 2-312 of the Maryland General Corporation Law (the "Act") provides that any director held liable for an unlawful distribution in violation of Section 2-311 of the Act or the corporation's charter is entitled to contribution from (i) every other director who could be held liable under
Section 2-312 of the Act for the unlawful distribution and (ii) each stockholder for the amount the stockholder accepted knowing the distribution was made in violation of Section 2-311 of the Act or the corporation's charter.

        Under Section 2-418 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's charter provides otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said section a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding unless (i) the Indemnitee's act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property, or services; (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; (iv) the Indemnitee was adjudged liable to the corporation in a proceeding by or in the right of the corporation; or (v) the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit.

        As authorized by the Act, Article V of the registrant's Articles of Amendment and Restatement (the "Charter") provides that the registrant shall indemnify each of its officers and directors to the fullest extent permissible under the Act, as the same exists or may hereafter be amended, against all liabilities, losses, judgments, penalties, fines, settlements and reasonable expenses (including attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was an officer or director of the registrant or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification continues as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and inures to the benefit of his or her heirs, executors, and administrators.

        The registrant's Charter provides that officers and directors of the registrant shall not be liable to the registrant or its stockholders for monetary damages for conduct in their capacities as officers and directors except to the extent that elimination or limitation of officer and director liability is prohibited by Section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland, which provides that personal liability for monetary damages may not be limited if the director or officer actually received an improper benefit or profit in money, property or services or in the event of active and deliberate dishonesty that is material to the cause of action and results in a final judgment adverse to the director or officer.

        The registrant has entered into an indemnification agreement with each of its directors. Each such agreement provides that the registrant will indemnify the director to the full extent authorized or permitted by the Act or any other applicable statute or the registrant's Charter or Bylaws or any amendment thereof against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses, including attorney fees (any of the foregoing, a "Liability") incurred in connection with any claim (as defined therein), including a claim by or in the right of the registrant; provided that no indemnity shall be paid by the registrant (i) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (ii) on account of acts or omissions by the director which are finally adjudged to have been not in good faith or to have involved intentional misconduct or a knowing violation of law, or (iii) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of federal or state statutory law.

        Insurance

        The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

        The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the index to exhibits at page II-7.

ITEM 17.  UNDERTAKINGS.

        (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i)  To  include  any  prospectus   required  by  Section
               10(a)(3) of the Securities Act of 1933 ("Securities Act");

                       (ii) To  reflect  in the  prospectus  any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                       (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 21st day of August, 1998.

                                       BARRETT BUSINESS SERVICES, INC.
                                       (Registrant)


                                       By /s/ Michael D. Mulholland
                                          Michael D. Mulholland
                                          Vice President-Finance

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 21st day of August, 1998.

                   Signature                                             Title
                   ---------                                             -----

(1) Principal Executive Officer and Director:

WILLIAM W. SHERERTZ*                                 President and Chief Executive Officer and
                                                     Director

(2) Principal Financial Officer:

/s/ Michael D. Mulholland                            Vice President-Finance
Michael D. Mulholland


(3) Principal Accounting Officer:

JAMES D. MILLER*                                     Controller


(4) A majority of the Board of Directors:

        ROBERT R. AMES*                              Director
        HERBERT L. HOCHBERG*                         Director
        ANTHONY MEEKER*                              Director
        STANLEY G. RENECKER*                         Director
        NANCY B. SHERERTZ*                           Director

*By /s/ Michael D. Mulholland
        Michael D. Mulholland
        Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT                       DESCRIPTION OF EXHIBIT
-------                       ----------------------

4.1 Articles III, VI, VII and VIII of the registrant's Charter, as amended. Incorporated by reference to Exhibit 3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

4.2 Article I, Sections 2 and 10 of Article II, Article VI and Article VII of the registrant's Bylaws. Incorporated by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

5 Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to validity of securities.

23.1    Consent of independent public accountants.

23.2    Consent  of Miller,  Nash,  Wiener,  Hager & Carlsen  LLP  (included  in
        Exhibit 5).

24      Power of attorney of certain officers and directors.